UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2007

Capital Growth Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 S. Wacker, Suite 300
Chicago, Illinois 60606

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Waver and Amendment to Hilco Credit Agreement

By agreement dated October 31, 2007 and effective by way of execution and delivery on November 1, 2007, the Company, together with its wholly-owned subsidiaries has entered into Waiver and Amendment No. 1 to Credit Agreement (“Amendment”) with its primary secured lender, Hilco Financial, LLC. A copy of the amendment is attached as an exhibit to this Form 8-K and the discussion below is qualified by the specific terms of the Amendment.

The original credit agreement with Hilco established a borrowing base of: (i) $6,500,000 (the “Sublimit”); plus (ii) additional draws based upon 85% of eligible receivables and 50% of eligible inventory of the subsidiaries of the Company, subject to the overall cap of $12,000,000 of total borrowings. Under the Amendment, effective December 31, 2007, the Sublimit will be reduced to $4,000,000, effectively reducing borrowing availability by $2,500,000. In the Amendment, the parties acknowledge that the Company’s EBITDA for the quarter ended September 30, 2007 was less than the minimum EBITDA covenant required by Hilco, and Hilco agreed to waive the covenant default, subject to the establishment of new loan covenants based upon 80% of adjusted EBITDA amounts of the Company for the future. In addition, the warrant issued by the Company per the original Credit Agreement (to purchase up to 2,500,000 Shares of Common Stock at $0.45 per Share, subject to certain adjustments) was cancelled, in consideration for the issuance of a new 5-year warrant to purchase up to 3,500,000 Shares of Common Stock at $0.15 per Share, with cashless exercise rights (a copy of the form of Warrant is attached as an exhibit to this Form 8-K). The Warrant also provides for full ratchet antidilution rights and a “put” right in favor of the holder in the event of a default by the Company with respect to the Warrant or corresponding loan agreement. The Company also entered into a registration rights agreement obligating the Company to file a registration statement within 60 business days following the closing date, and to cause a declaration of its effectiveness within 120 days (150 days in the event of full SEC review) of the closing date. Penalties of 2% of the initial loan amount apply to each 30-day period for which the Company defaults on the registration obligations, until such time as shares underlying the Warrant are Rule 144(k) eligible.

Consulting Agreement with Salzwedel

On November 6, 2007, the Company signed a Consulting Agreement with Salzwedel Financial Communications, Inc. dated as of September 28, 2007 pursuant to which Salzwedel will provide investor relations consulting to the Company for a period ending September 27, 2008. In consideration for the consulting services, the Company will pay Salzwedel $6,000 per month during the term of the Consulting Agreement, retroactive to its initial date. In addition, the Company agreed to issue to Salzwedel a total of five million shares of the Company’s common stock within thirty days of execution of the Consulting Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 Entry Into a Material Definitive Agreement for a description of the warrants issued to Hilco and the shares of common stock issued to Salzwedel.

On October 2, 2007, the Company offered to amend all of its outstanding Warrant Agreements for a limited time (the “Offer”), which limited time the Company extended until November 15, 2007. The offer to amend allowed Warrant Agreement holders to exercise all or a portion of their warrants at $0.15 per share. Any warrants exercised on or before November 15, 2007 will be amended in accordance with the Offer. As of November 2, 2007 warrant exercises representing 13,068,707 shares of common stock to be issued were effected under the Offer.

For a more complete description of the terms of the Offer, please see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 3, 2007.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits

10.1	Waiver and Amendment No. 1 to Credit Agreement

10.2	Warrant for 3,500,000 Shares to Hilco

10.3	Registration Rights Agreement in Favor of Hilco

10.4	Consulting Agreement with Salzwedel Financial Communication, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GROWTH SYSTEMS, INC.

By:	/s/ Patrick C. Shutt
Patrick C. Shutt
Its: Chief Executive Officer

Dated: November 6, 2007